Exhibit 10.1.b

[Published CUSIP Number: ____]

CREDIT AGREEMENT

Dated as of May 11, 2006

among

GREAT PLAINS ENERGY INCORPORATED,

CERTAIN LENDERS,

BANK OF AMERICA, N.A.,

as Administrative Agent,

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent,

and

BNP PARIBAS, THE BANK OF TOKYO-MITSUBISHI UFJ,
LIMITED, CHICAGO BRANCH and WACHOVIA BANK N.A.,

as Co-Documentation Agents

BANC OF AMERICA SECURITIES LLC

and

J.P. MORGAN SECURITIES INC.

Joint Lead Arrangers and Joint Book Runners

i

5.9	Accuracy of Information.	36
5.10	Regulation U.	36
5.11	Material Agreements.	36
5.12	Compliance With Laws.	36
5.13	Ownership of Properties.	37
5.14	Plan Assets; Prohibited Transactions.	37
5.15	Environmental Matters.	37
5.16	Investment Company Act.	37
5.17	Pari Passu Indebtedness.	37
5.18	Solvency.	37
ARTICLE VI COVENANTS		38
6.1	Financial Reporting.	38
6.2	Permits, Etc.	40
6.3	Use of Proceeds.	40
6.4	Notice of Default.	40
6.5	Conduct of Business.	40
6.6	Taxes.	40
6.7	Insurance.	41
6.8	Compliance with Laws.	41
6.9	Maintenance of Properties; Books of Record.	41
6.10	Inspection.	41
6.11	Consolidations, Mergers and Sale of Assets.	42
6.12	Liens.	43
6.13	Affiliates.	46
6.14	ERISA.	46
6.15	Total Indebtedness to Total Capitalization	47
6.16	Restriction on Subsidiary Dividends.	47
ARTICLE VII DEFAULTS		47
ARTICLES VIII ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES		49
8.1	Acceleration, Letter of Credit Account.	49
8.2	Amendments.	50
8.3	Preservation of Rights.	51
ARTICLE IX GENERAL PROVISIONS		51
9.1	Survival of Representations.	51
9.2	Governmental Regulation.	51
9.3	Headings.	51
9.4	Entire Agreement.	51
9.5	Several Obligations; Benefits of this Agreement.	52
9.6	Expenses; Indemnification.	52
9.7	Numbers of Documents.	53
9.8	Accounting.	53
9.9	Severability of Provisions.	53
9.10	Nonliability of Lenders.	53
9.11	Limited Disclosure.	54
9.12	USA PATRIOT ACT NOTIFICATION.	54
9.13	Nonreliance.	55

9.14	No Advisory or Fiduciary Responsibility.	55
ARTICLE X THE ADMINISTRATIVE AGENT		56
10.1	Appointment and Authority.	56
10.2	Rights as a Lender.	56
10.3	Exculpatory Provisions.	56
10.4	Reliance by Administrative Agent.	57
10.5	Delegation of Duties.	57
10.6	Resignation of Administrative Agent.	58
10.7	Non-Reliance on Administrative Agent and Other Lenders.	59
10.8	No Other Duties, Etc.	59
10.9	Administrative Agent May File Proofs of Claim	59
ARTICLE XI SETOFF; RATABLE PAYMENTS		60
11.1	Setoff.	60
11.2	Ratable Payments.	60
ARTICLE XII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		61
12.1	Successors and Assigns.	61
12.2	Replacement of Lenders.	64
ARTICLE XIII NOTICES		65
13.1	Notices.	65
13.2	Change of Address.	65
ARTICLE XIV COUNTERPARTS		65
ARTICLES XV OTHER AGENTS		65
ARTICLE XVI CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL		66
16.1	CHOICE OF LAW.	66
16.2	CONSENT TO JURISDICTION.	66
16.3	WAIVER OF JURY TRIAL.	66
ARTICLE XVII TERMINATION OF EXISTING CREDIT FACILITY		67

SCHEDULES

I II III IV V	Commitments Existing Letters of Credit Pricing Schedule Processing & Recordation Fees Certain Addresses for Notices

EXHIBITS

A B C D	Form of Compliance Certificate Form of Assignment and Assumption Form of Wire Transfer Instructions Form of Note

CREDIT AGREEMENT

This Credit Agreement dated as of May 11, 2006 is among Great Plains Energy Incorporated, a Missouri corporation, the Lenders, JPMorgan Chase Bank, N.A., as Syndication Agent and Bank of America, N.A., as Administrative Agent. The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions.

As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of such terms):

“Additional Commitment Lender” is defined in Section 2.20(d).

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means a borrowing hereunder (or conversion or continuation thereof) consisting of the aggregate amount of the several Loans made on the same Borrowing Date (or date of conversion or continuation) by the Lenders to the Borrower of the same Type and, in the case of Eurodollar Advances, for the same Interest Period.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or by contract or otherwise.

“Agents” means, collectively, the Administrative Agent and the Syndication Agent, and “Agent” means either of them.

“Aggregate Commitment” means the aggregate of the Commitments of all Lenders, as changed from time to time pursuant to the terms hereof. The amount of the Aggregate Commitment in effect as of the Closing Date is SIX HUNDRED MILLION DOLLARS ($600,000,000).

“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all Lenders.

“Agreement” means this credit agreement, as it may be amended or modified and in effect from time to time.

“Alternate Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Effective Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Applicable Margin” means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approving Lenders” is defined in Section 2.20(e).

“Arrangers” means Banc of America Securities LLC and J.P. Morgan Securities, Inc., and “Arranger” means either of them.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Assignment Agreement” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.1(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit B or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (i) in respect of any Capitalized Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (ii) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capitalized Lease.

“Authorized Officer” means any of the President, any Vice President, the Chief Financial Officer or the Treasurer of the Borrower, in each case acting singly.

“Bank of America” means Bank of America, N.A. in its individual capacity and its successors.

“BAS” means Banc of America Securities LLC.

“Borrower” means Great Plains Energy Incorporated, a Missouri corporation, and its permitted successors and assigns.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.8.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York City for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York City for the conduct of substantially all of their commercial lending activities.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Change of Control” means an event or series of events by which:

(i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of the Borrower or its Subsidiaries, or any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 33 1/3% or more of the equity interests of the Borrower; or

(ii) during any period of 12 consecutive months (or such lesser period of time as shall have elapsed since the formation of the Borrower), a majority of the members of the board of directors or other equivalent governing body of the Borrower ceases to be composed of individuals (x) who were members of that board or equivalent governing body on the first day of such period, (y) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (x) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (z) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (x) and (y) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Closing Date” means May 11, 2006.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commitment” means, for each Lender, the obligation of such Lender to make Loans and to participate in Letters of Credit in an aggregate amount not exceeding the amount set forth on Schedule I hereto or as set forth in any Assignment Agreement relating to any assignment that has become effective pursuant to Section 12.1(b), as such amount may be modified from time to time pursuant to the terms hereof.

“Consolidated Net Income” means, for any period, for the Borrower and its Consolidated Subsidiaries, the net income of the Borrower and its Consolidated Subsidiaries from continuing operations, excluding extraordinary items for that period.

“Consolidated Subsidiaries” means all Subsidiaries of the Borrower that are (or should be) included when preparing the consolidated financial statements of the Borrower.

“Consolidated Tangible Net Worth” means, as of any date of determination, for the Borrower and its Consolidated Subsidiaries, Shareholders’ Equity of the Borrower and its Consolidated Subsidiaries on that date minus the Intangible Assets of the Borrower and its Consolidated Subsidiaries on that date.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” is defined in Section 2.9.

“Credit Extension” means the making of an Advance or the issuance of a Letter of Credit.

“Default” means an event described in Article VII.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and the Issuers, and (ii) unless a Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“Equity-Linked Securities” means (i) all securities issued by the Borrower or any Subsidiary that contain two distinct components: (a) medium-term debt and (b) a forward contract for the issuance of common stock of the Borrower or such Subsidiary prior to the maturity of, and in an amount not less than, such debt, including the securities commonly referred to by the tradenames “FELINE PRIDES”, “PEPS”, “HITS” and “DECS” and generally referred to as “equity units”; provided that such securities shall not contain any provision permitting them to be put to the Borrower or any Subsidiary prior to the settlement of the related purchase contract and (ii) all other securities issued by the Borrower or any Subsidiary that are similar to those described in clause (i).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“Eurodollar Advance” means an Advance which bears interest at the applicable Eurodollar Rate.

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Loan, a rate per annum (rounded to the nearest multiple of 1/16 of 1%) determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate 1.00 - Eurodollar Reserve Percentage

Where,

“Eurodollar Base Rate” means, for such Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Eurodollar Loan” means a Loan which bears interest at the applicable Eurodollar Rate.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Administrative Agent is incorporated or organized or (ii) the jurisdiction in which the Administrative Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Existing Credit Facility” means the credit agreement among the Borrower, JPMorgan Chase Bank, N.A., as administrative agent and the other lenders party thereto dated as of December 15, 2004, as amended or modified from time to time.

“Existing Letters of Credit” means those letters of credit identified on Schedule II.

“Facility Fee Rate” means, at any time, the percentage rate per annum at which facility fees are accruing at such time as set forth in the Pricing Schedule.

“Facility Termination Date” means (a) the later of (i) May 11, 2011 and (ii) with respect to some or all of the Lenders if the facility termination date is extended pursuant to Section 2.20, such extended facility termination date or (b) any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means that certain fee letter dated April 6, 2006 among the Agents, the Arrangers, the Borrower and KCPL.

“Floating Rate Advance” means an Advance which bears interest at the Alternate Base Rate.

“Floating Rate Loan” means a Loan which bears interest at the Alternate Base Rate.

“FRB” means the Board of Governors of the Federal Reserve System.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements of the Financial Accounting Standards Board.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“including” means “including without limiting the generality of the following”.

“Indebtedness” means, as to any Person at a particular time, all of the following, without duplication, to the extent recourse may be had to the assets or properties of such Person in respect thereof: (i) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (ii) any direct or contingent obligations of such Person in the aggregate in excess of $2,000,000 arising under letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds and similar instruments; (iii) net obligations of such Person under Swap Contracts; (iv) all obligations of such Person to pay the deferred purchase price of property or services (except trade accounts payable arising, and accrued expenses incurred, in the ordinary course of business), and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (v) Capitalized Lease Obligations and

Synthetic Lease Obligations of such Person; and (vi) all Contingent Obligations of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, unless such Indebtedness is non-recourse to such Person. It is understood and agreed that Indebtedness (including Contingent Obligations) shall not include any obligations of the Borrower with respect to (i) subordinated, deferrable interest debt securities, and any related securities issued by a trust or other special purpose entity in connection therewith, as long as the maturity date of such debt is subsequent to the Facility Termination Date; provided that the amount of mandatory principal amortization or defeasance of such debt prior to the Facility Termination Date shall be included in this definition of Indebtedness; or (ii) Equity-Linked Securities until the mandatory redemption date therefor, provided that the principal amount of all outstanding Equity-Linked Securities in excess of 20% of Total Capitalization shall constitute Indebtedness. The amount of any Capitalized Lease Obligation or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Intangible Assets” means, assets that are considered to be intangible assets under GAAP, including, but not limited to, customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises and licenses.

“Interest Period” means, with respect to a Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter; provided that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Issuer” means each of Bank of America, JPMorgan and any other Lender approved by the Borrower and the Administrative Agent, in each case in its capacity as an issuer of Letters of Credit hereunder. Notwithstanding the foregoing, The Bank of Tokyo-Mitsubishi UFJ, Limited, Chicago Branch shall be the Issuer with respect to those Existing Letters of Credit identified on Part B of Schedule II.

“Issuer Documents” means with respect to any Letter of Credit, the Letter Credit Application and any other document, agreement and instrument entered into by the applicable Issuer and the Borrower or in favor of the applicable Issuer and relating to such Letter of Credit.

“JPMorgan” means JPMorgan Chase Bank, N.A. in its individual capacity, and its successors.

“KCPL” means Kansas City Power & Light Company, a Missouri corporation.

“KCPL Credit Agreement” means that certain Credit Agreement dated of the Closing Date among KCPL, the financial institutions party thereto, JPMorgan, as syndication agent and Bank of America, N.A., as administrative agent, as amended or modified from time to time.

“LC Collateral Account” is defined in Section 2.19(k).

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

“Lending Installation” means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.17.

“Letter of Credit” means any standby letter of credit issued pursuant to Section 2.19 and any Existing Letter of Credit.

“Letter of Credit Application” is defined in Section 2.19(c).

“Letter of Credit Fee” is defined in Section 2.19(d).

“Letter of Credit Fee Rate” means, at any time, the percentage rate per annum applicable to Letter of Credit Fees at such time as set forth in the Pricing Schedule.

“Letter of Credit Obligations” means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount of all Letters of Credit at such time plus (ii) the aggregate unpaid amount of all Reimbursement Obligations at such time.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means, with respect to a Lender, such Lender’s loans made pursuant to Article II (or any conversion or continuation thereof).

“Loan Documents” means this Agreement, each Note issued pursuant to Section 2.13, each Letter of Credit, each Letter of Credit Application and the Fee Letter.

“Material Adverse Effect” means a material adverse effect on (i) the business, Property, condition (financial or otherwise), results of operations, or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agents, the Lenders or the Issuers thereunder.

“Material Indebtedness” is defined in Section 7.5.

“Modification” and “Modify” are defined in Section 2.19(a).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

“Non-Extending Lender” is defined in Section 2.20(b).

“Non-U.S. Lender” is defined in Section 3.5(iv).

“Note” is defined in Section 2.13.

“Notice Date” is defined in Section 2.20(b).

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all Reimbursement Obligations and accrued and unpaid interest thereon, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to any Lender, any Issuer, either Agent or any indemnified party arising under any Loan Document.

“Other Taxes” is defined in Section 3.5(ii).

“Outstanding Credit Exposure” means, as to any Lender at any time, the sum of (i) the aggregate principal amount of its Loans outstanding at such time, plus (ii) its Pro Rata Share of the Letter of Credit Obligations at such time.

“Participant” is defined in Section 12.1(d).

“Payment Date” means the last Business Day of each March, June, September and December.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

“Pricing Schedule” means Schedule III attached hereto identified as such.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced by Bank of America from time to time (which is not necessarily the lowest rate charged to any customer). The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Project Finance Subsidiary” means any Subsidiary that meets the following requirements: (i) it is primarily engaged, directly or indirectly, in the ownership, operation and/or financing of independent power production and related facilities and assets; and (ii) neither the Borrower nor any other Subsidiary (other than another Project Finance Subsidiary) has any liability, contingent or otherwise, for the Indebtedness or other obligations of such Subsidiary (other than non-recourse liability resulting from the pledge of stock of such Subsidiary).

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned or leased by such Person.

“Pro Rata Share” means, with respect to any Lender on any date of determination, the percentage which the amount of such Lender’s Commitment is of the Aggregate Commitment (or, if the Commitments have terminated, which such Lender’s Outstanding Credit Exposure is of the Aggregate Outstanding Credit Exposure) as of such date. For purposes of determining liability for any indemnity obligation under Section 2.19(j) or 9.6(iii), each Lender’s Pro Rata Share shall be determined as of the date the applicable Issuer or the Administrative Agent notifies the Lenders of such indemnity obligation (or, if such notice is given after termination of this Agreement, as of the date of such termination).

“Register” is defined in Section 12.1(c).

“Regulation D” means Regulation D of the FRB as from time to time in effect and any successor thereto or other regulation or official interpretation of the FRB relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the FRB as from time to time in effect and any successor or other regulation or official interpretation of the FRB relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Borrower then outstanding under Section 2.19 to reimburse the Issuers for amounts paid by the Issuers in respect of any one or more drawings under Letters of Credit.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; provided that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Required Lenders” means Lenders in the aggregate having more than 50% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding more than 50% of the Aggregate Outstanding Credit Exposure.

“Re-Transfer” is defined in Section 2.6(b).

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“SEC” means the Securities and Exchange Commission.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Shareholders’ Equity” means, as of any date of determination for the Borrower and its Consolidated Subsidiaries on a consolidated basis, shareholders’ equity as of that date determined in accordance with GAAP.

“Significant Subsidiary” means, at any time, KCPL and each other Subsidiary which (i) as of the date of determination, owns consolidated assets equal to or greater than 15% of the consolidated assets of the Borrower and its Subsidiaries or (ii) which had consolidated net income from continuing operations (excluding extraordinary items) during the four most recently ended fiscal quarters equal to or greater than 15% of Consolidated Net Income during such period.

“Single Employer Plan” means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled; or (iii) any other Person the operations and/or financial results of which are required to be consolidated with those of such first Person in accordance with GAAP. Unless otherwise expressly stated, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which (i) represents more than 10% of the consolidated assets of the Borrower and its Consolidated Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Consolidated Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made, or (ii) is responsible for more than 10% of the consolidated net sales or of the Consolidated Net Income of the Borrower and its Consolidated Subsidiaries as reflected in the financial statements referred to in clause (i) above.

“Swap Contract” means (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transaction, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Syndication Agent” means JPMorgan, in its capacity as syndication agent hereunder, and not in its individual capacity as a Lender, and any successor thereto.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (i) a so-called synthetic or off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes.

“’34 Act Reports” means the periodic reports of the Borrower filed with the SEC on Forms 10-K, 10-Q and 8-K (or any successor forms thereto).

“Total Capitalization” means Total Indebtedness of the Borrower and its Consolidated Subsidiaries plus the sum of (i) Shareholder’s Equity (without giving effect to the application of FASB Statement No. 133 or 149) and (ii) to the extent not otherwise included in Indebtedness or Shareholder’s Equity, preferred and preference stock and securities of the Borrower and its Subsidiaries included in a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries in accordance with GAAP.

“Total Indebtedness” means all Indebtedness of the Borrower and its Consolidated Subsidiaries on a consolidated basis (and without duplication), excluding (i) Indebtedness arising under Swap Contracts entered into in the ordinary course of business to hedge bona fide transactions and business risks and not for speculation, (ii) Indebtedness of Project Finance Subsidiaries, (iii) Contingent Obligations incurred after May 15, 1996 with respect to obligations of Strategic Energy, L.L.C. in an aggregate amount not exceeding $400,000,000 and (iv) Indebtedness of KLT Investments Inc. incurred in connection with the acquisition and maintenance of its interests (whether direct or indirect) in low income housing projects.

“Transfer” is defined in Section 2.6(b).

“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Utilization Fee Rate” means, at any time, the percentage rate per annum at which utilization fees are accruing at such time as set forth in the Pricing Schedule.

“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

1.2 Accounting Principles.

Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied; provided that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Section 6 to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend any covenant in Section 6 for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

1.3 Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

THE CREDITS

2.1 Commitment.

From and including the date of this Agreement and prior to the Facility Termination Date, subject to the terms and conditions set forth in this Agreement, (a) each Lender severally agrees to make Loans to the Borrower from time to time in amounts not to exceed in the aggregate at any one time outstanding the amount of its Commitment and (b) each Issuer agrees to issue Letters of Credit for the account of the Borrower from time to time (and each Lender severally agrees to participate in each such Letter of Credit as more fully set forth in Section 2.19); provided (i) that the Aggregate Outstanding Credit Exposure shall not at any time exceed the Aggregate Commitment; and (ii) the Outstanding Credit Exposure of any Lender shall not at any time exceed the amount of such Lender’s Commitment. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow at any time prior to the Facility Termination Date. The Commitments shall expire on the Facility Termination Date.

2.2 Required Payments; Termination.

The Borrower shall (a) repay the principal amount of all Advances made to it on the Facility Termination Date and (b) deposit into the LC Collateral Account on the Facility Termination Date an amount in immediately available funds equal to the aggregate stated amount of all Letters of Credit that will remain outstanding after the Facility Termination Date.

2.3 Ratable Loans.

Each Advance hereunder shall consist of Loans made from the several Lenders ratably in proportion to their respective Pro Rata Shares.

2.4 Types of Advances; Minimum Amount.

The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9. Each Eurodollar Advance shall be in the amount of $5,000,000 or a higher integral multiple of $1,000,000, and each Floating Rate Advance shall be in the amount of $1,000,000 or an integral multiple thereof.

2.5 Facility Fee; Utilization Fee.

The Borrower agrees to pay to the Administrative Agent for the account of each Lender (a) a facility fee at a per annum rate equal to the Facility Fee Rate on such Lender’s Commitment (regardless of usage) from the date hereof to but excluding the Facility Termination Date, payable on each Payment Date and on the Facility Termination Date and, if applicable, thereafter on demand and (b) a utilization fee at a rate per annum equal to the Utilization Fee Rate on such Lender’s Outstanding Credit Exposure for any date on which the Aggregate Outstanding Credit Exposure exceeds 50% of the Aggregate Commitment such utilization fee to be payable on each Payment Date, on the Facility Termination Date and, if applicable, thereafter on demand.

2.6 Changes in Aggregate Commitment.

(a) The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders (according to their respective Pro Rata Shares) in integral multiples of $5,000,000, upon at least three Business Days’ prior written notice to the Administrative Agent, which notice shall specify the amount of any such reduction; provided that the amount of the Aggregate Commitment may not be reduced below the Aggregate Outstanding Credit Exposure. All accrued facility fees and utilization fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Loans hereunder.

(b) (i) Subject to Section 4.2 of the KCPL Credit Agreement, the Borrower and KCPL may, by joint election in a written notice to the Administrative Agent (which shall promptly provide a copy of such notice to the Lenders) and the “Administrative Agent” under the KCPL Credit Agreement, transfer up to $200,000,000 of the unused Commitments to the Commitments (as such term is defined in the KCPL Credit Agreement) under the KCPL Credit Agreement (any such reduction, a “Transfer”) and (ii) subject to Section 4.2, the Borrower and KCPL may, by joint election in a written notice to the Administrative Agent (which shall promptly provide a copy of such notice to the Lenders) and the “Administrative Agent” under the KCPL Credit Agreement, re-transfer up to $200,000,000 of the unused Commitments (as such term is defined in the KCPL Credit Agreement) previously transferred from this Agreement to the KCPL Credit Agreement pursuant to subclause (b)(i) above back to the Commitments hereunder (any such addition, a “Re-Transfer”). For the avoidance of doubt, the parties acknowledge and agree that after giving effect to any Transfer or Re-Transfer contemplated in subclauses (i) and (ii) above, (x) the aggregate Commitments hereunder shall not exceed $600,000,000, (y) the aggregate Commitments under and as defined in the KCPL Credit Agreement shall not exceed $600,000,000 and (z) the aggregate commitments under both this Agreement and the KCPL Credit Agreement shall not exceed $1,000,000,000.

     (c) On the effective date of a Transfer, which shall be specified in the notice delivered pursuant to Section 2.6(b)(i) and which shall not be less than five (5) Business Days subsequent to the date of giving of such notice, then subject to the satisfaction of the conditions precedent specified in Section 4.2 of the KCPL Credit Agreement, (i) the Commitments hereunder shall be ratably decreased by the aggregate amount specified in such notice and (ii) the aggregate amount of the “Commitments” under and as defined in the KCPL Credit Agreement shall be ratably increased by such amount. Such Transfer and the consequent decreases and increases shall be irrevocable subject, however, to subsequent permissible Re-Transfers in accordance with the terms hereof.

(d) On the effective date of a Re-Transfer, which shall be specified in the notice delivered pursuant to Section 2.6(b)(ii) and which shall not be less than five (5) Business Days subsequent to the date of giving of such notice, then subject to the satisfaction of the conditions precedent specified in Section 4.2, (i) the Commitments hereunder shall be ratably increased by the aggregate amount specified in such notice and (ii) the aggregate amount of the “Commitments” under and as defined in the KCPL Credit Agreement shall be ratably decreased by such amount. Such Re-Transfer and the consequent decreases and increases shall be irrevocable.

2.7 Optional Prepayments.

(a) The Borrower may from time to time prepay Floating Rate Advances upon one Business Day’s prior notice to the Administrative Agent, without penalty or premium. Each partial prepayment of Floating Rate Advances shall be in an aggregate amount of $1,000,000 or an integral multiple thereof.

(b) The Borrower may from time to time prepay Eurodollar Advances (subject to the payment of any funding indemnification amounts required by Section 3.4) upon three Business Days’ prior notice to the Administrative Agent, without penalty or premium. Each partial prepayment of Eurodollar Advances shall be in an aggregate amount of $5,000,000 or a higher integral multiple of $1,000,000.

(c) All prepayments of Advances shall be applied ratably to the Loans of the Lenders in accordance with their respective Pro Rata Shares.

2.8 Method of Selecting Types and Interest Periods for New Advances.

The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time. The Borrower shall give the Administrative Agent irrevocable notice (a “Borrowing Notice”) not later than noon (Charlotte, North Carolina time) on the Borrowing Date of each Floating Rate Advance and not later than noon (Charlotte, North Carolina time) three Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

(i) the Borrowing Date, which shall be a Business Day, of such Advance,

(ii) the aggregate amount of such Advance,

(iii) the Type of Advance selected, and

(iv) in the case of each Eurodollar Advance, the Interest Period applicable thereto.

Not later than 1:00 p.m. (Charlotte, North Carolina time) on each Borrowing Date, each Lender shall make available its Loan or Loans in funds immediately available to the Administrative Agent at its address specified pursuant to Article XIII. The Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.

2.9 Conversion and Continuation of Outstanding Advances.

Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.9 or are repaid in accordance with Section 2.7. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.7 or (y) the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 2.4, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance into a Eurodollar Advance. The Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 11:00 a.m. (Charlotte, North Carolina time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:

(i) the requested date, which shall be a Business Day, of such conversion or continuation,

(ii) the aggregate amount and Type of the Advance which is to be converted or continued, and

(iii) the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.

2.10 Changes in Interest Rate, etc.

Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.9, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the Alternate Base Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Administrative Agent as applicable to such Eurodollar Advance based upon the Borrower’s selections under Sections 2.8 and 2.9 and otherwise in accordance with the terms hereof. No Interest Period may end after the Facility Termination Date.

2.11 Rates Applicable After Default.

Notwithstanding anything to the contrary contained in Section 2.8 or 2.9, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum, (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Alternate Base Rate in effect from time to time plus 2% per annum and (iii) the Letter of Credit Fee Rate shall be increased by 2% per annum; provided that, during the continuance of a Default under Section 7.6 or 7.7, the interest rates set forth in clauses (i) and (ii) above and the increase in the Letter of Credit Fee Rate set forth in clause (iii) above shall be applicable to all applicable Credit Extensions without any election or action on the part of the Administrative Agent or any Lender.

2.12 Method of Payment.

All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by 1:00 p.m. (Charlotte, North Carolina time) on the date when due and shall be applied ratably by the Administrative Agent among the Lenders in accordance with their respective Pro Rata Shares. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender.

2.13 Noteless Agreement; Evidence of Indebtedness.

(i) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(ii) The Administrative Agent shall also maintain accounts in which it will record (a) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (c) the original stated amount of each Letter of Credit and the amount of Letter of Credit Obligations outstanding at any time and (d) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(iii) The entries maintained in the accounts maintained pursuant to clauses (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(iv) Any Lender may request that its Loans be evidenced by a promissory note substantially in the form of Exhibit D (a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.1(b)) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 12.1(b), except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in clauses (i) and (ii) above.

2.14 Telephonic Notices.

The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.

2.15 Interest Payment Dates; Interest and Fee Basis.

Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, and at maturity. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which such Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. All computations of interest for Floating Rate Loans when the Alternate Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of interest and fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 1:00 p.m. (Charlotte, North Carolina time) at the place of payment (it being understood that the Administrative Agent shall be deemed to have received a payment prior to 1:00 p.m. (Charlotte, North Carolina time) if (x) the Borrower has provided the Administrative Agent with evidence satisfactory to the Administrative Agent that the Borrower has initiated a wire transfer of such payment prior to such time and (y) the Administrative Agent actually receives such payment on the same Business Day on which such wire transfer was initiated). If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.16 Notification of Advances, Interest Rates, Prepayments and Commitment Reductions.

Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate. The Administrative Agent will also promptly notify each Lender of any increase or reduction of the Aggregate Commitments pursuant to the terms hereof.

2.17 Lending Installations.

Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written notice to the Administrative Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

2.18 Non-Receipt of Funds by the Administrative Agent.

Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

2.19 Letters of Credit.

(a) Issuance. Each Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue Letters of Credit and to extend, increase, decrease or otherwise modify Letters of Credit (“Modify,” and each such action a “Modification”) from time to time from and including the date of this Agreement and prior to the Facility Termination Date upon the request of the Borrower; provided that immediately after each such Letter of Credit is issued or Modified, the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment. No Letter of Credit shall have an expiry date later than the date that is five days prior to the scheduled Facility Termination Date. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(b) Participations. Upon the issuance or Modification by any Issuer of a Letter of Credit in accordance with this Section 2.19, such Issuer shall be deemed, without further action by any Person, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any Person, to have unconditionally and irrevocably purchased from such Issuer, a participation in such Letter of Credit (and each Modification thereof) and the related Letter of Credit Obligations in proportion to its Pro Rata Share.

(c) Notice. Subject to Section 2.19(a), the Borrower shall give the applicable Issuer and the Administrative Agent notice prior to 11:00 a.m. (Charlotte, North Carolina time) at least three Business Days (or such lesser period of time as such Issuer may agree in its sole discretion) prior to the proposed date of issuance or Modification of each Letter of Credit, specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Letter of Credit, and describing the proposed terms of such Letter of Credit and the nature of the transactions proposed to be supported thereby. Upon receipt of such notice, the applicable Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender, of the contents thereof and of the amount of such Lender’s participation in such proposed Letter of Credit. The issuance or Modification by an Issuer of any Letter of Credit shall, in addition to the conditions precedent set forth in Article IV (the satisfaction of which such Issuer shall have no duty to ascertain, it being understood, however, that such Issuer shall not issue any Letter of Credit if it has received written notice from the Borrower, the Administrative Agent or any Lender one day prior to the proposed date of issuance, that any such condition precedent has not been satisfied), be subject to the conditions precedent that such Letter of Credit shall be satisfactory to such Issuer and that the Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Letter of Credit as such Issuer shall have reasonably requested (each a “Letter of Credit Application”). In the event of any conflict between the terms of this Agreement and the terms of any Letter of Credit Application, the terms of this Agreement shall control.

    (d) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent, for the account of the Lenders ratably in accordance with their respective Pro Rata Shares, with respect to each Letter of Credit, a letter of credit fee (the “Letter of Credit Fee”) at a per annum rate equal to the Letter of Credit Fee Rate in effect from time to time on the daily maximum amount available under such Letter of Credit, such fee to be payable in arrears on each Payment Date, on the Facility Termination Date and, if applicable, thereafter on demand. The Borrower shall also pay to each Issuer for its own account (x) a fronting fee in the amount agreed to by such Issuer and the Borrower from time to time, with such fee to be payable in arrears on each Payment Date, and (y) documentary and processing charges in connection with the issuance or Modification of and draws under Letters of Credit in accordance with such Issuer’s standard schedule for such charges as in effect from time to time.

(e) Administration; Reimbursement by Lenders. Upon receipt from the beneficiary of any Letter of Credit of any demand for payment under such Letter of Credit, the applicable Issuer shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrower and each Lender of the amount to be paid by such Issuer as a result of such demand and the proposed payment date (the “Letter of Credit Payment Date”). The responsibility of any Issuer to the Borrower and each Lender shall be only to determine that the documents delivered under each Letter of Credit issued by such Issuer in connection with a demand for payment are in conformity in all material respects with such Letter of Credit. Each Issuer shall endeavor to exercise the same care in its issuance and administration of Letters of Credit as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by such Issuer, each Lender shall be unconditionally and irrevocably obligated, without regard to the occurrence of any Default or any condition precedent whatsoever, to reimburse such Issuer on demand for (i) such Lender’s Pro Rata Share of the amount of each payment made by such Issuer under each Letter of Credit to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.19(f) below, plus (ii) interest on the foregoing amount, for each day from the date of the applicable payment by such Issuer to the date on which such Issuer is reimbursed by such Lender for its Pro Rata Share thereof, at a rate per annum equal to the Federal Funds Effective Rate or, beginning on third Business Day after demand for such amount by such Issuer, the rate applicable to Floating Rate Advances.

(f) Reimbursement by Borrower. The Borrower shall be irrevocably and unconditionally obligated to reimburse each Issuer through the Administrative Agent on or before the applicable Letter of Credit Payment Date for any amount to be paid by such Issuer upon any drawing under any Letter of Credit, without presentment, demand, protest or other formalities of any kind; provided that the Borrower shall not be precluded from asserting any claim for direct (but not consequential) damages suffered by the Borrower which the Borrower proves were caused by (i) the willful misconduct or gross negligence of such Issuer in determining whether a request presented under any Letter of Credit complied with the terms of such Letter of Credit or (ii) such Issuer’s failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit. All such amounts paid by an Issuer and remaining unpaid by the Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate applicable to Floating Rate Advances. The Administrative Agent will pay to each Lender ratably in accordance with its Pro Rata Share all amounts received by it from the Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Letter of Credit, but only to the extent such Lender made payment to the applicable Issuer in respect of such Letter of Credit pursuant to Section 2.19(e).

(g) Obligations Absolute. The Borrower’s obligations under this Section 2.19 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against any Issuer, any Lender or any beneficiary of a Letter of Credit. The Borrower further agrees with the Issuers and the Lenders that neither any Issuer nor any Lender shall be responsible for, and the Borrower’s Reimbursement Obligation in respect of any Letter of Credit shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, any of its Affiliates, the beneficiary of any Letter of Credit or any financing institution or other party to whom any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrower or of any of its Affiliates against the beneficiary of any Letter of Credit or any such transferee. No Issuer shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. The Borrower agrees that any action taken or omitted by any Issuer or any Lender under or in connection with any Letter of Credit and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrower and shall not put any Issuer or any Lender under any liability to the Borrower. Nothing in this Section 2.19(g) is intended to limit the right of the Borrower to make a claim against any Issuer for damages as contemplated by the proviso to the first sentence of Section 2.19(f).

(h) Actions of Issuers. Each Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by such Issuer. Each Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.19, each Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holder of a participation in any Letter of Credit issued by such Issuer.

(i) Indemnification. The Borrower agrees to indemnify and hold harmless each Lender, each Issuer and the Administrative Agent, and their respective directors, officers, agents and employees, from and against any and all claims and damages, losses, liabilities, costs or expenses which such Person may incur (or which may be claimed against such Person by any other Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Letter of Credit or any actual or proposed use of any Letter of Credit, including any claims, damages, losses, liabilities, costs or expenses which any Issuer may incur by reason of or in connection with (i) the failure of any other Lender to fulfill or comply with its obligations to such Issuer hereunder (but nothing herein contained shall affect any right the Borrower may have against any defaulting Lender) or (ii) by reason of or on account of such Issuer issuing any Letter of Credit which specifies that the term “Beneficiary” therein includes any successor by operation of law of the named Beneficiary, but which Letter of Credit does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to such Issuer, evidencing the appointment of such successor Beneficiary; provided that the Borrower shall not be required to indemnify any Person for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of any Issuer in determining whether a request presented under any Letter of Credit issued by such Issuer complied with the terms of such Letter of Credit or (y) any Issuer’s failure to pay under any Letter of Credit issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit. Nothing in this Section 2.19(i) is intended to limit the obligations of the Borrower under any other provision of this Agreement.

(j) Lenders’ Indemnification. Each Lender shall, ratably in accordance with its Pro Rata Share, indemnify each Issuer and its Affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and charges), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct or such Issuer’s failure to pay under any Letter of Credit issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit) that such indemnitees may suffer or incur in connection with this Section 2.19 or any action taken or omitted by such indemnitees hereunder.

(k) LC Collateral Account. The Borrower agrees that it will establish on the Facility Termination Date (or on such earlier date as may be required pursuant to Section 8.1), and thereafter maintain so long as any Letter of Credit Obligation remains outstanding or any other amount is payable to any Issuer or the Lenders in respect of any Letter of Credit, a special collateral account pursuant to arrangements satisfactory to the Administrative Agent (the “LC Collateral Account”) at the Administrative Agent’s office at the address specified pursuant to Article XIII, in the name of the Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Lenders, and in which the Borrower shall have no interest other than as set forth in Section 8.1. The Borrower hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of the Lenders and the Issuers, a security interest in all of the Borrower’s right, title and interest in and to all funds which may from time to time be on deposit in the LC Collateral Account, to secure the prompt and complete payment and performance of the Obligations. The Administrative Agent will invest any funds on deposit from time to time in the LC Collateral Account in certificates of deposit of Bank of America having a maturity not exceeding 30 days. If funds are deposited in the LC Collateral Account pursuant to Section 2.2(b) and the provisions of Section 8.1 are not applicable, then the Administrative Agent shall release from the LC Collateral Account to the Borrower, upon the request of the Borrower, an amount equal to the excess (if any) of all funds in the LC Collateral Account over the Letter of Credit Obligations.

(l) Issuers’ Obligation to Issue Letters of Credit. No Issuer shall be under any obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuer from issuing such Letter of Credit, or any law applicable to such Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuer shall prohibit, or request that such Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuer in good faith deems material to it;

(ii) the issuance of such Letter of Credit would violate one or more policies of such Issuer applicable to letters of credit generally; or

(iii) except as otherwise agreed by the Administrative Agent and the applicable Issuer, such Letter of Credit is in an initial stated amount less than $250,000.

(m) Rights as a Lender. In its capacity as a Lender, each Issuer shall have the same rights and obligations as any other Lender.

2.20 Extension of Facility Termination Date.

(a) Request for Extension. The Borrower may by notice to the Administrative Agent (who shall promptly notify the Lenders) given not more than 60 days and not less than 45 days prior to any anniversary of the Closing Date, request that each Lender extend the Facility Termination Date for an additional one year from the then existing Facility Termination Date; provided, that the Borrower shall only be permitted to exercise this extension option two times during the term of the Agreement.

(b) Lenders Election to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than 15 days following the receipt of notice of such request from the Administrative Agent (the “Notice Date”), advise the Administrative Agent in writing whether or not such Lender agrees to such extension (and each Lender that determines not to so extend its Facility Termination Date (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date) and any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.

(c) Notification by Administrative Agent. The Administrative Agent shall notify the Borrower of each Lender’s determination under this Section no later than the date 15 days after the Notice Date (or, if such date is not a Business Day, on the next preceding Business Day).

(d) Additional Commitment Lenders. The Borrower shall have the right on or before the applicable anniversary of the Closing Date to replace each Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 12.2, each of which Additional Commitment Lenders shall have entered into an Assignment Agreement pursuant to which such Additional Commitment Lender shall, undertake, a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date) and shall be a “Lender” for all purposes of this Agreement.

(e) Minimum Extension Requirement. If all of the Lenders agree to any such request for extension of the Facility Termination Date then the Facility Termination for all Lenders shall be extended for the additional one year, as applicable. If there exists any Non-Extending Lenders then the Borrower shall (i) withdraw its extension request and the Facility Termination Date will remain unchanged or (ii) provided that the Required Lenders (but for the avoidance of doubt, not including any Additional Commitment Lenders) have agreed to the extension request (such Lenders agreeing to such extension, the “Approving Lenders”), then the Borrower may extend the Facility Termination Date solely as to the Approving Lenders and the Additional Commitment Lenders with a reduced amount of Aggregate Commitments during such extension period equal to the aggregate Commitments of the Approving Lenders and the Additional Commitment Lenders; it being understood that (A) the Facility Termination Date relating to any Non-Extending Lenders not replaced by an Additional Commitment Lender shall not be extended and the repayment of all obligations owed to them and the termination of their Commitments shall occur on the already existing Facility Termination Date and (B) the Facility Termination Date relating to the Approving Lenders and the Additional Commitment Lenders shall be extended for an additional year, as applicable.

(f) Conditions to Effectiveness of Extensions. Notwithstanding the foregoing, any extension of the Facility Termination Date pursuant to this Section shall not be effective with respect to any Lender unless:

(i) no Default or Unmatured Default shall have occurred and be continuing on the date of such extension and after giving effect thereto;

(ii) the representations and warranties contained in Article V are true and correct on and as of the date of such extension except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date; and

(iii) on any Facility Termination Date, the Borrower shall prepay any Loans outstanding on such date (and pay any additional amounts required pursuant to Section 3.4) to the extent necessary to keep outstanding Loans ratable with any revised Pro Rata Shares of the respective Lenders effective as of such date.

ARTICLE III

YIELD PROTECTION; TAXES

3.1 Yield Protection.

If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender, any applicable Lending Installation or any Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i) subjects any Lender, any applicable Lending Installation or any Issuer to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its Eurodollar Loans or Letters of Credit or participations therein, or

(ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender, any applicable Lending Installation or any Issuer (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

(iii) imposes any other condition the result of which is to increase the cost to any Lender, any applicable Lending Installation or any Issuer of making, funding or maintaining its Eurodollar Loans or of issuing or participating in Letters of Credit or reduces any amount receivable by any Lender, any applicable Lending Installation or any Issuer in connection with its Eurodollar Loans or Letters of Credit, or requires any Lender, any applicable Lending Installation or any Issuer to make any payment calculated by reference to the amount of Eurodollar Loans or Letters of Credit held or interest received by it, by an amount deemed material by such Lender or such Issuer, as the case may be, and the result of any of the foregoing is to increase the cost to such Lender, the applicable Lending Installation or such Issuer of making or maintaining its Eurodollar Loans, Letters of Credit or Commitment or to reduce the return received by such Lender, the applicable Lending Installation or such Issuer in connection with such Eurodollar Loans, Letters of Credit or Commitment, then, within 15 days of demand by such Lender or such Issuer, the Borrower shall pay such Lender or such Issuer such additional amount or amounts as will compensate such Lender or such Issuer for such increased cost or reduction in amount received.

3.2 Changes in Capital Adequacy Regulations.

If a Lender or an Issuer determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender, such Issuer or any corporation controlling such Lender or such Issuer is increased as a result of a Change, then, within 15 days of demand by such Lender or such Issuer, the Borrower shall pay such Lender or such Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender or such Issuer determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment to make Loans or to issue or participate in Letters of Credit hereunder (after taking into account such Lender’s policies as to capital adequacy). “Change” means (i) any change after the date of this Agreement in (or in the interpretation of) the Risk-Based Capital Guidelines or (ii) any adoption of or change in (or any change in the interpretation of) any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender, any Lending Installation, any Issuer or any corporation controlling any Lender or any Issuer. “Risk-Based Capital Guidelines” means (x) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (y) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

3.3 Availability of Types of Advances.

If (i) any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, (ii) the Required Lenders determine that (a) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (b) the interest rate applicable to a Type of Advance does not accurately reflect the cost of making or maintaining such Advance or (iii) the Administrative Agent determines that adequate and reasonable means do not exist for determining the Eurodollar Base Rate, then the Administrative Agent shall suspend the availability of the affected Type of Advance and, in the case of clause (i), require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.

3.4 Funding Indemnification.

If any conversion, prepayment or payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made, paid, continued or converted on the date or in the amount specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

3.5 Taxes.

(i) All payments by the Borrower to or for the account of any Lender, any Issuer or the Administrative Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, any Issuer or the Administrative Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender, such Issuer or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

(ii) In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or Letter of Credit Application or from the execution or delivery of, or otherwise with respect to, this Agreement, any Note or any Letter of Credit Application (“Other Taxes”).

(iii) The Borrower hereby agrees to indemnify the Administrative Agent, each Lender and each Issuer for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Administrative Agent, such Lender or such Issuer and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent, such Lender or such Issuer makes demand therefor pursuant to Section 3.6.

(iv) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not less than ten Business Days after the date of this Agreement (or, if later, the date it becomes a party hereto), (i) deliver to each of the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to each of the Borrower and the Administrative Agent a United States Internal Revenue Form W-8BEN or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Administrative Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(v) For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (iv) above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv) above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

(vi) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

3.6 Lender Statements; Survival of Indemnity.

To the extent reasonably possible and upon the request of the Borrower, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender or each Issuer, as applicable, shall deliver a written statement of such Lender or such Issuer to the Borrower (with a copy to the Administrative Agent) as to any amount due under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender or such Issuer determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such

Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender or any Issuer shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

4.1 Initial Credit Extension.

The Lenders and the Issuers shall not be required to make the initial Credit Extension hereunder until the Borrower has furnished the Administrative Agent with (a) all fees required to be paid to the Lenders on the date hereof, (b) evidence that, prior to or concurrently with the initial Credit Extension hereunder, all obligations under the Existing Credit Facility have been paid in full and all commitments to lend thereunder have been terminated and (c) all of the following, in form and substance satisfactory to each Agent and each Lender, and in sufficient copies for each Lender:

(i) Copies of the articles or certificate of incorporation of the Borrower, together with all amendments, certified by the Secretary or an Assistant Secretary of the Borrower, and a certificate of good standing, certified by the appropriate governmental officer in its jurisdiction of incorporation, as well as any other information that any Lender may request that is required by Section 326 of the USA PATRIOT ACT or necessary for the Administrative Agent or any Lender to verify the identity of the Borrower as required by Section 326 of the USA PATRIOT ACT.

(ii) Copies, certified by the Secretary or an Assistant Secretary of the Borrower, of its by-laws and of its Board of Directors’ resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which the Borrower is a party.

(iii) An incumbency certificate, executed by the Secretary or an Assistant Secretary of the Borrower, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of the Borrower authorized to sign the Loan Documents to which the Borrower is a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

(iv) A certificate, signed by the Chief Accounting Officer or the Chief Financial Officer of the Borrower, stating that on the initial Borrowing Date no Default or Unmatured Default has occurred and is continuing.

(v) A written opinion of the Borrower’s counsel, addressed to the Administrative Agent and the Lenders in a form reasonably satisfactory to the Administrative Agent and its counsel.

(vi) Executed counterparts of this Agreement executed by the Borrower and each Lender.

(vii) Any Notes requested by a Lender pursuant to Section 2.13 payable to the order of each such requesting Lender.

(viii) If the initial Credit Extension will be the issuance of a Letter of Credit, a properly completed Letter of Credit Application.

(ix) Evidence of the effectiveness of the KCPL Credit Agreement, having terms substantially similar to the terms hereof.

(x) Written money transfer instructions, in substantially the form of Exhibit C, addressed to the Administrative Agent and signed by an Authorized Officer who has executed and delivered an incumbency certificate in accordance with the terms hereof, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested.

(xi) Such other documents as any Lender or its counsel may have reasonably requested.

4.2 Each Credit Extension.

The Lenders shall not be required to make any Credit Extension (other than a Credit Extension that, after giving effect thereto and to the application of the proceeds thereof, does not increase the aggregate amount of outstanding Credit Extensions) or increase its Commitment pursuant to any Re-Transfer, unless on the date of such Credit Extension or Re-Transfer:

(i) No Default or Unmatured Default exists or would result from such Credit Extension.

(ii) The representations and warranties contained in Article V are true and correct as of the date of such Credit Extension except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date; provided that this clause (ii) shall not apply to the representations and warranties set forth in Section 5.5 (as it relates to clause (i) or (ii) of the definition of “Material Adverse Effect”), clause (a) of the first sentence of Section 5.7 and the second sentence of Section 5.7 with respect to any borrowing hereunder which is not part of the Initial Credit Extension.

Each delivery of a Borrowing Notice and each request for the issuance of a Letter of Credit shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied. Any Lender may require delivery of a duly completed compliance certificate in substantially the form of Exhibit A as a condition to making a Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

5.1 Existence and Standing.

Each of the Borrower and its Significant Subsidiaries is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

5.2 Authorization and Validity.

The Borrower has the power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

5.3 No Conflict; Government Consent.

Neither the execution and delivery by the Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or (ii) the Borrower’s articles or certificate of incorporation or by-laws or (iii) the provisions of any indenture, instrument or agreement to which the Borrower is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower, is required to be obtained by the Borrower in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

5.4 Financial Statements.

The June 30, 2005, September 30, 2005, December 31, 2005 and March 31, 2006 consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with GAAP and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such dates and the consolidated results of their operations for the periods then ended subject, in the case of the June 30, 2005, September 30, 2005 and March 31, 2006 financial statements, to normal year-end adjustments.

5.5 Material Adverse Change.

Since December 31, 2005, there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect, it being understood that the divestiture of KLT Gas Inc. and its Subsidiaries will be deemed not to have a Material Adverse Effect.

5.6 Taxes.

The Borrower and its Significant Subsidiaries have filed all United States federal tax returns and all other material tax returns which are required to be filed and have paid all taxes due and payable pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Significant Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP and as to which no Lien exists. No tax liens have been filed and no material claims are being asserted against the Borrower or any Significant Subsidiary with respect to any such taxes. The charges, accruals and reserves on the books of the Borrower and its Significant Subsidiaries in respect of any taxes or other governmental charges are adequate.

5.7 Litigation; etc.

Except as set forth in the Borrower’s ‘34 Act Reports, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which (a) could reasonably be expected to have a Material Adverse Effect or (b) seeks to prevent, enjoin or delay the making of any Credit Extension. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, the Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

5.8 ERISA.

The Borrower and each other member of the Controlled Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance with the presently applicable provisions of ERISA and the Code with respect to each Plan, except to the extent that noncompliance, individually or in the aggregate, has not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any other member of the Controlled Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (ii) failed to make any required contribution or payment to any Plan or Multiemployer Plan, or made any amendment to any Plan which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

5.9 Accuracy of Information.

No information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

5.10 Regulation U.

The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (as defined in Regulation U), or extending credit for the purpose of purchasing or carrying margin stock. Margin stock constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder.

5.11 Material Agreements.

Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which is reasonably likely to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.

5.12 Compliance With Laws.

The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

5.13 Ownership of Properties.

On the date of this Agreement, the Borrower and its Significant Subsidiaries will have good title, free of all Liens other than those permitted by Section 6.12, to all of the Property and assets reflected in the Borrower’s most recent consolidated financial statements provided to the Administrative Agent as owned by the Borrower and its Subsidiaries.

5.14 Plan Assets; Prohibited Transactions.

To the Borrower’s knowledge, the Borrower is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of another entity’s employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Loans hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

5.15 Environmental Matters.

Except as set forth in the Borrower’s ‘34 Act Reports, there are no known risks and liabilities accruing to the Borrower or any of its Subsidiaries due to Environmental Laws that could reasonably be expected to have a Material Adverse Effect.

5.16 Investment Company Act.

Neither the Borrower nor any Subsidiary is or is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.17 Pari Passu Indebtedness.

The Indebtedness under the Loan Documents ranks at least pari passu with all other unsecured Indebtedness of the Borrower.

5.18 Solvency.

As of the date hereof and after giving effect to the consummation of the transactions contemplated by the Loan Documents, the Borrower and each Significant Subsidiary is solvent. For purposes of the preceding sentence, solvent means (a) the fair saleable value (on a going concern basis) of the Borrower’s assets or a Significant Subsidiary’s assets, as applicable, exceed its liabilities, contingent or otherwise, fairly valued, (b) such Person will be able to pay its debts as they become due and (c) such Person will not be left with unreasonably small capital as is necessary to satisfy all of its current and reasonably anticipated obligations giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability. The Borrower is not entering into the Loan Documents with the actual intent to hinder, delay or defraud its current or future creditors, nor does the Borrower intend to or believe that it will incur, as a result of entering into this Agreement and the other Loan Documents, debts beyond its ability to repay.

ARTICLE VI

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1 Financial Reporting.

The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Lenders:

(i) Within 90 days after the close of each of its fiscal years, an unqualified audit report certified by an independent registered public accounting firm which is a member of the “Big Four,” prepared in accordance with GAAP on a consolidated basis for itself and its Consolidated Subsidiaries, including balance sheets as of the end of such period and related statements of income, common shareholders’ equity and cash flows, accompanied by any management letter prepared by said accountants.

(ii) Within 45 days after the close of the first three quarterly periods of each of its fiscal years, for itself and its Consolidated Subsidiaries, either (a) consolidated and consolidating unaudited balance sheets as at the close of each such period and consolidated and consolidating profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its Chief Accounting Officer or Chief Financial Officer or (b) if the Borrower is then a “registrant” within the meaning of Rule 1-01 of Regulation S-X of the SEC and required to file a report on Form 10-Q with the SEC, a copy of the Borrower’s report on Form 10-Q for such quarterly period.

(iii) Together with the financial statements required under Sections 6.1(i) and (ii), a compliance certificate in substantially the form of Exhibit A signed by its Chief Accounting Officer or Chief

Financial Officer setting forth calculations of the financial covenants contained in Section 6 and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

(iv) As soon as possible and in any event within 10 days after the Borrower or any member of the Controlled Group knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the Chief Accounting Officer or Chief

Financial Officer of the Borrower, describing said Reportable Event and the action which the Borrower or member of the Controlled Group proposes to take with respect thereto.

(v) As soon as possible and in any event within two days after receipt of notice by the Borrower or any member of the Controlled Group of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan, a copy of such notice.

(vi) Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

(vii) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower files with the SEC.

(viii) As soon as possible, and in any event within three days after an Authorized Officer of the Borrower shall have knowledge thereof, notice of any change by Moody’s or S&P in the senior unsecured debt rating of the Borrower.

(ix) Such other information (including non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.

The statements and reports required to be furnished by the Borrower pursuant to clauses (ii), (vi) and (vii) above shall be deemed furnished for such purpose upon becoming publicly available on the SEC’s EDGAR web page.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or BAS will make available to the Lenders and Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agents, the Arrangers, the Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Specified Information, they shall be treated as set forth in Section 9.11(a)); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and BAS shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

6.2 Permits, Etc.

The Borrower will, and will cause each Significant Subsidiary to, take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect; and preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.3 Use of Proceeds.

The Borrower will use the proceeds of the Credit Extensions (i) to repay the Existing Credit Facility and (ii) for the general corporate and working capital purposes of the Borrower and its Subsidiaries, including support for the Borrower’s commercial paper. The Borrower will not use any of the proceeds of the Credit Extensions to purchase or carry any margin stock (as defined in Regulation U) or to extend credit for the purpose of purchasing or carrying margin stock; provided that the Borrower may repurchase its own stock or Equity-Linked Securities (or components thereof) so long as such stock or Equity-Linked Securities are immediately retired. The Borrower will not permit margin stock to constitute 25% or more of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder.

6.4 Notice of Default.

The Borrower will, and will cause each Subsidiary to, give prompt notice in writing to the Administrative Agent and the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

6.5 Conduct of Business.

The Borrower will, and will cause each Significant Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

6.6 Taxes.

The Borrower will, and will cause each Significant Subsidiary to, timely file United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or

Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP.

6.7 Insurance.

The Borrower will, and will cause each Significant Subsidiary to, maintain with financially sound and reputable insurance companies that are not Affiliates of the Borrower or its Subsidiaries (other than any captive insurance company) insurance on all their Properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, and the Borrower will furnish to any Lender upon request full information as to the insurance carried. Such insurance may be subject to co-insurance, deductibility or similar clauses which, in effect, result in self-insurance of certain losses; provided that such self-insurance is in accord with the customary industry practices for Persons in the same or similar businesses and adequate insurance reserves are maintained in connection with such self-insurance to the extent required by GAAP.

6.8 Compliance with Laws.

The Borrower will, and will cause each Significant Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including all Environmental Laws, the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

6.9 Maintenance of Properties; Books of Record.

The Borrower will, and will cause each Significant Subsidiary to, (i) do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times and (ii) keep proper books of record and account, in which full and correct entries shall be made of all material financial transactions and the assets and business of the Borrower and each Significant Subsidiary in accordance with GAAP; provided that nothing in this Section shall prevent the Borrower or any Significant Subsidiary from discontinuing the operation or maintenance of any of its Property or equipment if such discontinuance is, in the judgment of such Person, desirable in the conduct of its business.

6.10 Inspection.

The Borrower will, and if a Default or Unmatured Default exists, will cause each Subsidiary to, permit the Administrative Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of such Person, to examine and make copies of the books of accounts and other financial records of such Person, and to discuss the affairs, finances and accounts of such Person with, and to be advised as to the same by, such Person’s officers at such reasonable times and intervals as the Administrative Agent or any Lender may designate. After the occurrence and during the continuance of a Default, any such inspection shall be at the Borrower’s expense; at all other times, the Borrower shall not be liable to pay the expenses of the Administrative Agent or any Lender in connection with such inspections.

6.11 Consolidations, Mergers and Sale of Assets.

The Borrower will not, nor will it permit any Significant Subsidiary (other than any Project Finance Subsidiary) to, sell, lease, transfer, or otherwise dispose of all or substantially all of its assets (whether by a single transaction or a number of related transactions and whether at one time or over a period of time) or consolidate with or merge into any Person or permit any Person to merge into it, except

(i) A Wholly-Owned Subsidiary may be merged into the Borrower.

(ii) Any Significant Subsidiary may sell all or substantially all of its assets to, or consolidate or merge into, another Significant Subsidiary; provided that, immediately before and after such merger, consolidation or sale, no Default or Unmatured Default shall exist.

(iii) Strategic Energy, L.L.C. may sell or transfer accounts receivable and contracts that generate accounts receivable, and KCPL may sell or transfer accounts receivable, in each case pursuant to one or more securitization transactions.

(iv) The Borrower may sell all or substantially all of its assets to, or consolidate with or merge into, any other corporation, or permit another corporation to merge into it; provided that (a) the surviving corporation, if such surviving corporation is not the Borrower, or the transferee corporation in the case of a sale of all or substantially all of the Borrower’s assets (1) shall be a corporation organized and existing under the laws of the United States of America or a state thereof or the District of Columbia, (2) shall expressly assume in a writing satisfactory to the Administrative Agent the due and punctual payment of the Obligations and the due and punctual performance of and compliance with all of the terms of this Agreement and the other Loan Documents to be performed or complied with by the Borrower and (3) shall deliver all documents required to be delivered pursuant to Sections 4.1(i), (ii), (iii), (v) and (ix), (b) immediately before and after such merger, consolidation or sale, there shall not exist any Default or Unmatured Default and (c) the surviving corporation of such merger or consolidation, or the transferee corporation of the assets of the Borrower, as applicable, has, both immediately before and after such merger, consolidation or sale, a Moody’s Rating of Baa3 or better or an S&P Rating of BBB - or better.

Notwithstanding the foregoing, the Borrower and its Consolidated Subsidiaries (excluding Project Finance Subsidiaries) will not convey, transfer, lease or otherwise dispose of (whether in one transaction or a series of transactions, but excluding (a) sales of inventory in the ordinary course of business, (b) transactions permitted by clauses (i) through (iv) above, (c) transfers by KCPL of assets related to, or ownership interests in, Iatan 2 to co-owners of Iatan 2 pursuant to the co-ownership, co-operating or other similar agreements of the co-owners of Iatan

2 and (d) sales of the capital stock or assets of KLT Gas Inc. and Subsidiaries thereof) in the aggregate within any 12-month period, more than 20% of the aggregate book value of the assets of the Borrower and its Consolidated Subsidiaries (excluding Project Finance Subsidiaries) as calculated as of the end of the most recent fiscal quarter.

6.12 Liens.

The Borrower will not, nor will it permit any Significant Subsidiary (other than any Project Finance Subsidiary) to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Significant Subsidiaries (other than any Project Finance Subsidiary), except:

(i) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(ii) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’ and landlords’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

(iii) Liens arising out of pledges or deposits in the ordinary course of business under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation, other than any Lien imposed under ERISA.

(iv) Liens incidental to the normal conduct of the Borrower or any Significant Subsidiary or the ownership or leasing of its Property or the conduct of the ordinary course of its business, including (a) zoning restrictions, easements, building restrictions, rights of way, reservations, restrictions on the use of real property and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which are not substantial in amount and do not in any material way affect the marketability of the same, (b) rights of lessees and lessors under leases, (c) rights of collecting banks having rights of setoff, revocation, refund or chargeback with respect to money or instruments of the Borrower or any Significant Subsidiary on deposit with or in the possession of such banks, (d) Liens or deposits to secure the performance of statutory obligations, tenders, bids, contracts, leases, progress payments, performance or return-of-money bonds, surety and appeal bonds, performance or other similar bonds, letters of credit, or other obligations of a similar nature incurred in the ordinary course of business, and (e) Liens required by any contract or statute in order to permit the Borrower or Significant Subsidiary to perform any contract or subcontract made by it with or pursuant to the requirements of a governmental entity, in each case which are not incurred in connection with the borrowing of money, the obtaining of advances of credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair the use of Property in the operation of the business of the Borrower and its Significant Subsidiaries taken as a whole.

(v) Liens arising under the General Mortgage Indenture and Deed of Trust Dated December 1, 1986 from KCPL to UMB, N.A.

(vi) Liens on Property of the Borrower or KCPL existing on the date hereof and any renewal or extension thereof; provided that the Property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by this Agreement.

(vii) Judgment Liens which secure payment of legal obligations that would not constitute a Default under Section 7.9.

(viii) Liens on Property acquired by the Borrower or a Significant Subsidiary after the date hereof, existing on such Property at the time of acquisition thereof (and not created in anticipation thereof); provided that in any such case no such Lien shall extend to or cover any other Property of the Borrower or such Significant Subsidiary, as the case may be.

(ix) Liens on the Property, revenues and/or assets of any Person that exist at the time such Person becomes a Significant Subsidiary and the continuation of such Liens in connection with any refinancing or restructuring of the obligations secured by such Liens.

(x) Liens on Property securing Indebtedness incurred or assumed at the time of, or within 12 months after, the acquisition of such Property for the purpose of financing all or any part of the cost of acquiring such Property; provided that (a) such Lien attaches to such Property concurrently with or within 12 months after the acquisition thereof, (b) such Lien attaches solely to the Property so acquired in such transaction and (c) the principal amount of the Indebtedness secured thereby does not exceed the cost or fair market value determined at the date of incurrence, whichever is lower, of the Property being acquired on the date of acquisition.

(xi) Liens on any improvements to Property securing Indebtedness incurred to provide funds for all or part of the cost of such improvements in a principal amount not exceeding the cost of construction of such improvements and incurred within 12 months after completion of such improvements or construction, provided that such Liens do not extend to or cover any property of the Borrower or any Significant Subsidiary other than such improvements.

(xii) Liens to government entities granted to secure pollution control or industrial revenue bond financings, which Liens in each financing transaction cover only Property the acquisition or construction of which was financed by such financings and Property related thereto.

(xiii) Liens on or over gas, oil, coal, fissionable material, or other fuel or fuel products as security for any obligations incurred by such Person (or any special purpose entity formed by such Person) for the sole purpose of financing the acquisition or storage of such fuel or fuel products or, with respect to nuclear fuel, the processing, reprocessing, sorting, storage and disposal thereof.

(xiv) Liens on (including Liens arising out of the sale of) accounts receivable and/or contracts which will give rise to accounts receivable of KCPL and Strategic Energy, L.L.C.; and other Liens on (including Liens arising out of the sale of) accounts receivable and/or contracts which will give rise to accounts receivable of the Borrower or any Subsidiary in an aggregate amount not at any time exceeding $10,000,000.

(xv) Liens on Property of KLT Gas Inc. and its Subsidiaries in favor of operators and non-operators under joint operating agreements, pooling orders or agreements, unitization agreements or similar contractual arrangements arising in the ordinary course of the business of such Person relating to the development or operation of oil and gas Properties to secure amounts owing, which amounts are not yet due or are being contested in good faith by appropriate proceedings if adequate reserves are maintained on the books of such Person in accordance with GAAP.

(xvi) Liens on Property of KLT Gas Inc. and its Subsidiaries under production sales agreements, division orders, operating agreements and other agreements customary in the oil and gas business for processing, production and selling hydrocarbons; provided that such Liens do not secure obligations to deliver hydrocarbons at some future date without receiving full payment therefor within 90 days of delivery.

(xvii) Liens on Property or assets of a Significant Subsidiary securing obligations owing to the Borrower or any Significant Subsidiary (other than a Project Finance Subsidiary).

(xviii) Liens on the stock or other equity interests of any Project Finance Subsidiary to secure obligations of such Project Finance Subsidiary (provided that the agreement under which any such Lien is created shall expressly state that it is non-recourse to the pledgor).

(xix) Liens on Property of Strategic Energy, L.L.C. and its Subsidiaries securing Indebtedness of Strategic Energy, L.L.C. under a credit facility providing for revolving credit advances to Strategic Energy, L.L.C. in an aggregate amount not exceeding $175,000,000.

(xx) Liens on Property of KCPL arising in connection with utility co-ownership, co-operating and similar agreements that are consistent with the utilities business and ancillary operations.

(xxi) Liens on assets held by entities which are required to be included in the Borrower’s consolidated financial statements solely as a result of the application of Financial Accounting Standards Board Interpretation No. 46R, as it may be amended or supplemented.

(xxii) Liens securing Swap Contracts permitted to be incurred under this Agreement.

(xxiii) Liens securing any extension, renewal, replacement or refinancing of Indebtedness secured by any Lien referred to in the foregoing clauses (viii), (ix), (x), (xi), (xii), (xiii) and (xx); provided that (A) such new Lien shall be limited to all or part of the same Property that secured the original Lien (plus improvements on such Property) and (B) the amount secured by such Lien at such time is not increased to any amount greater than the amount outstanding at the time of such renewal, replacement or refinancing.

(xxiv) Liens which would otherwise not be permitted by clauses (i) through (xxiii) securing additional Indebtedness of the Borrower or a Significant Subsidiary (other than a Project Finance Subsidiary); provided that after giving effect thereto the aggregate unpaid principal amount of Indebtedness (including Capitalized Lease Obligations) of the Borrower and its Significant Subsidiaries (other than any Project Finance Subsidiary) (including prepayment premiums and penalties) secured by Liens permitted by this clause (xix) shall not exceed the greater of (a) $50,000,000 and (b) 10% of Consolidated Tangible Net Worth.

6.13 Affiliates.

Except to the extent required by applicable law with respect to transactions among the Borrower and its Subsidiaries (excluding any Project Finance Subsidiary), the Borrower will not, and will not permit any Subsidiary (other than any Project Finance Subsidiary) to, enter into any transaction (including the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

6.14 ERISA.

The Borrower will not, nor will it permit any Significant Subsidiary to, (i) voluntarily terminate any Plan, so as to result in any material liability of the Borrower or any Significant Subsidiary to the PBGC or (ii) enter into any Prohibited Transaction (as defined in Section 4975 of the Code and in Section 406 of ERISA) involving any Plan which results in any liability of the Borrower or any Significant Subsidiary that could reasonably be expected, individually or in the aggregate, to cause a Material Adverse Effect or (iii) cause any occurrence of any Reportable Event which results in any liability of the Borrower or any Significant Subsidiary to the PBGC that could reasonably be expected, individually or in the aggregate, to cause a Material Adverse Effect or (iv) allow or suffer to exist any other event or condition known to the Borrower which results in any material liability of the Borrower or any Significant Subsidiary to the PBGC.

6.15 Total Indebtedness to Total Capitalization.

The Borrower shall at all times cause the ratio of (i) Total Indebtedness to (ii) Total Capitalization to be less than or equal to 0.65 to 1.0.

6.16 Restrictions on Subsidiary Dividends.

The Borrower will not, nor will it permit any Significant Subsidiary (other than any Project Finance Subsidiary) to, be a party to any agreement prohibiting or restricting the ability of such Significant Subsidiary to declare or pay dividends to the Borrower; provided, that (a) the foregoing provisions of this Section 6.16 shall not prohibit the Borrower or any Significant Subsidiary from entering into any debt instrument containing a total debt to capitalization covenant and (b) Strategic Energy, L.L.C. may be a party to a credit agreement restricting its ability to pay dividends to the Borrower if a breach of any financial covenant in such agreement exists or would result from such payment so long as any such financial covenant is customary for similarly-situated companies.

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1 Any representation or warranty made or deemed made by or on behalf of the Borrower to the Lenders or the Administrative Agent under or in connection with this Agreement, any Loan, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

7.2 Nonpayment of principal of any Loan when due, nonpayment of any Reimbursement Obligations within one Business Day after the same becomes due, or nonpayment of interest upon any Loan or of any fee or other obligation under any of the Loan Documents within three Business Days after the same becomes due.

7.3 The breach by the Borrower of any of the terms or provisions of Section 6.3, 6.10 (with respect to the Borrower and its Significant Subsidiaries only), 6.11, 6.12, 6.13, 6.15 or 6.16.

7.4 The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within 30 days after the earlier of (a) the Borrower becoming aware of such breach and (b) receipt by the Borrower of written notice from the Administrative Agent or any Lender; provided that if such breach is capable of cure but (i) cannot be cured by payment of money and (ii) cannot be cured by diligent efforts within such 30-day period, but such diligent efforts shall be properly commenced within such 30-day period and the Borrower is diligently pursuing, and shall continue to pursue diligently, remedy of such failure, the cure period shall be extended for an additional 90 days, but in no event beyond the Facility Termination Date.

7.5 Failure of the Borrower or any of its Significant Subsidiaries to pay when due any Indebtedness aggregating in excess of $25,000,000 (“Material Indebtedness”); or the default by the Borrower or any of its Significant Subsidiaries in the performance of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Borrower or any of its Significant Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Significant Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

7.6 The Borrower or any of its Significant Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate, partnership or limited liability company action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

7.7 Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 consecutive days.

7.8 Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

7.9 The Borrower or any of its Significant Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge (i) any judgment or order for the payment of money in excess of $25,000,000 (either singly or in the aggregate with other such judgments) or (ii) any non-monetary final judgment that has, or could reasonably be expected to have, a Material Adverse Effect, in either case which is not stayed on appeal or otherwise being appropriately contested in good faith.

7.10 A Change of Control shall occur.

7.11 A Reportable Event shall have occurred with respect to a Plan which could reasonably be expected to have a Material Adverse Effect and, 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender, such Reportable Event shall still exist.

7.12 Any authorization or approval or other action by any governmental authority or regulatory body required for the execution, delivery or performance of this Agreement or any other Loan Document by the Borrower shall fail to have been obtained or be terminated, revoked or rescinded or shall otherwise no longer be in full force and effect, and such occurrence shall (i) adversely affect the enforceability of the Loan Documents against the Borrower and (ii) to the extent that such occurrence can be cured, shall continue for five days.

7.13 The Borrower shall fail to own, directly or indirectly, all of the outstanding stock of KCPL which, in the absence of any contingency, has the right to vote in an election of directors of KCPL.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1 Acceleration; Letter of Credit Account.

(a) If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder and the obligation and power of the Issuers to issue Letters of Credit shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent, any Lender or any Issuer and the Borrower will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Administrative Agent an amount in immediately available funds, which funds shall be held in the LC Collateral Account, equal to the excess of (i) the amount of Letter of Credit Obligations at such time over (ii) the amount on deposit in the LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations (such difference, the “Collateral Shortfall Amount”). If any other Default occurs, the Administrative Agent may with the consent, or shall at the request, of the Required Lenders, (x) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the Issuers to issue Letters of Credit, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives, and (y) upon notice to the Borrower and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent in immediately available funds the Collateral Shortfall Amount, which funds shall be deposited in the LC Collateral Account.

If (a) within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower) and (b) before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

8.2 Amendments.

Subject to the provisions of this Article VIII, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided that no such supplemental agreement shall:

(i) Extend the final maturity of any Loan or the expiry date of any Letter of Credit to a date after the Facility Termination Date or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon, without the consent of each Lender directly affected thereby.

(ii) Reduce the percentage specified in the definition of Required Lenders, without the consent of each Lender directly affected thereby.

(iii) Increase the amount of the Commitment of any Lender without the consent of such Lender (except as provided for in Section 2.6), or extend the Facility Termination Date (except as provided for in Section 2.20), reduce the amount or extend the payment date for, the mandatory payments required under Section 2.2 or permit the Borrower to assign its rights under this Agreement, without the consent of each Lender directly affected thereby.

(iv) Amend this Section 8.2 without the consent of each Lender directly affected thereby.

(v) Release any funds from the LC Collateral Account, except to the extent such release is expressly permitted hereunder without the consent of each Lender directly affected thereby.

No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent, and no amendment of any provision of this Agreement relating to any Issuer shall be effective without the written consent of such Issuer. The Administrative Agent may waive payment of the fee required under Section 12.1(b) without obtaining the consent of any other party to this Agreement.

8.3 Preservation of Rights.

No delay or omission of the Lenders, the Issuers or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent, the Lenders and the Issuers until the Obligations have been paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations.

All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

9.2 Governmental Regulation.

Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3 Headings.

Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4 Entire Agreement.

The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent, the Lenders and the Issuers and supersede all prior agreements and understandings among the Borrower, the Administrative Agent, the Lenders and the Issuers relating to the subject matter thereof.

9.5 Several Obligations; Benefits of this Agreement.

The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns; provided that the parties hereto expressly agree that each Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.7 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.6 Expenses; Indemnification.

(i) The Borrower shall reimburse the Agents and the Arrangers for any reasonable costs and expenses (including fees and charges of outside counsel for the Agents) paid or incurred by the Agents or the Arrangers in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including via the internet), review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse each Agent, each Arranger, each Lender and each Issuer for any reasonable costs, internal charges and expenses (including fees and charges of attorneys for such Agent, such Arranger, such Lender and such Issuer, which attorneys may be employees of such Agent, such Arranger, such Lender or such Issuer) paid or incurred by either Agent, either Arranger, any Lender or any Issuer in connection with the collection and enforcement, attempted enforcement, and preservation of rights and remedies under, any of the Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding).

(ii) The Borrower hereby further agrees to indemnify each Agent, each Arranger, each Lender, each Issuer, their respective affiliates and the directors, officers and employees of the foregoing against all losses, claims, damages, penalties, judgments, liabilities and expenses (including all expenses of litigation or preparation therefor whether or not either Agent, either Arranger, any Lender or any Issuer or any affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. In the case of any investigation, litigation or proceeding to which the indemnity in this Section applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by a third party, by the Borrower or by any affiliate of the Borrower. The obligations of the Borrower under this Section 9.6 shall survive the payment of the Obligations and termination of this Agreement.

(iii) To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (i) or (ii) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuer or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or any Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or any Issuer in connection with such capacity.

9.7 Numbers of Documents.

All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

9.8 Accounting.

Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

9.9 Severability of Provisions.

Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.10 Nonliability of Lenders.

The relationship between the Borrower on the one hand and the Lenders, the Issuers and the Agents on the other hand shall be solely that of borrower and lender. None of either Agent, either Arranger, any Lender or any Issuer shall have any fiduciary responsibilities to the Borrower. None of either Agent, either Arranger, any Lender or any Issuer undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that none of either Agent, either Arranger, any Lender or any Issuer shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. None of either Agent, either Arranger, any Lender, any Issuer or any Related Party of any of the foregoing Persons shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby. None of either Agent, either Arranger, any Lender, any Issuer or any Related Party of any of the foregoing Persons shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby except to the extent such recipient receives such information due to the gross negligence of the party from which recovery is sought.

9.11 Limited Disclosure.

(a) Neither the Administrative Agent nor any Lender may disclose to any Person any Specified Information (as defined below) except (i) to its, and its Affiliates’, officers, employees, agents, accountants, legal counsel, advisors and other representatives who have a need to know such Specified Information (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Specified Information and instructed to keep such Specified Information confidential) or (ii) with the Borrower’s prior consent. “Specified Information” means information that the Borrower furnishes to the Administrative Agent or any Lender that is designated in writing as confidential, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Administrative Agent or such Lender from a source other than the Borrower.

(b) The provisions of clause (a) above shall not apply to Specified Information (i) that is a matter of general public knowledge or has heretofore been or is hereafter published in any source generally available to the public, (ii) that is required to be disclosed by law, regulation or judicial order, (iii) that is requested by any regulatory body with jurisdiction over the Administrative Agent or any Lender, or (iv) that is disclosed (A) to legal counsel, accountants and other professional advisors to such Lender, (B) in connection with the exercise of any right or remedy hereunder or under any Note or any suit or other litigation or proceeding relating to this Agreement or any Note, (C) to a rating agency if required by such agency in connection with a rating relating to Credit Extensions hereunder or (D) to assignees or participants or potential assignees or participants who agree to be bound by the provisions of this Section 9.11.

9.12 USA PATRIOT ACT NOTIFICATION.

The following notification is provided to the Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318: IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit or other financial services product. What this means for the Borrower: When the Borrower opens an account, the Lenders will ask for the Borrower’s name, tax identification number, business address and other information that will allow the Administrative Agent and the Lenders to identify the Borrower. The Administrative Agent and the Lenders may also ask to see the Borrower’s legal organizational documents or other identifying documents.

9.13 Nonreliance.

Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the FRB) for the repayment of the Loans provided for herein.

9.14 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Agents and the Arrangers, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each Agent and Arranger is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) no Agent or Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Agent or Arranger has advised or is currently advising the Borrower or any of its Affiliates on other matters) and no Agent or Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Agents and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Agent or Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Agents and the Arrangers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against any Agent and any Arranger with respect to any breach or alleged breach of agency or fiduciary duty.

ARTICLE X

THE ADMINISTRATIVE AGENT

10.1 Appointment and Authority.

Each of the Lenders and the Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuers, and the Borrower shall have no rights as a third party beneficiary of any of such provisions.

10.2 Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.3 Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Unmatured Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.1 and 8.2) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or Unmatured Default unless and until notice describing such Default or Unmatured Default is given to the Administrative Agent by the Borrower, a Lender or an Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Unmatured Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.4 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.6 Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.6 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuer, (b) the retiring Issuer shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuer to effectively assume the obligations of the retiring Issuer with respect to such Letters of Credit.

10.7 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and each Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.8 No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the Bookrunners or Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuer hereunder.

10.9 Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuers and the Administrative Agent under Sections 2.5, 2.19(d), and 9.6) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.5 and 9.6.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE XI

SETOFF; RATABLE PAYMENTS

11.1 Setoff.

In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

11.2 Ratable Payments.

If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5 and payments made to any Issuer in respect of Reimbursement Obligations so long as the Lenders have not funded their participations therein) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in accordance with their respective Pro Rata Shares. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (d) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b) participations in Letter of Credit Obligations) at the time owing to it); provided that

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment Agreement, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii) any assignment of a Commitment must be approved by the Administrative Agent and the Issuers unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee);

(iv) such Lender shall at the same time enter into an Assignment Agreement (as defined in the KCPL Credit Agreement) with the same Eligible Assignee(s) in an amount representing an equal proportion of such Lender’s Commitment (as defined in the KCPL Credit Agreement) under the KCPL Credit Agreement; and

(v) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule IV, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment Agreement, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.1, 3.4, 3.5, and 9.6 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and Letter of Credit Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of the Borrower and the Issuers at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

(d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in Letter of Credit Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the proviso to Section 8.2 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.1 as though it were a Lender, provided such Participant agrees to be subject to Section 11.2 as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Section 3.1 or 3.5 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.5 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.5(iv) as though it were a Lender.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, upon 30 days’ notice to the Borrower and the Lenders, resign as an Issuer. In the event of any such resignation as an Issuer, the Borrower shall be entitled to appoint from among the Lenders another Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such Issuer shall affect the resignation of Bank of America as an Issuer. If Bank of America resigns as an Issuer, it shall retain all the rights, powers, privileges and duties of an Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuer and all Letter of Credit Obligations with respect thereto (including the right to require the Lenders to fund risk participations pursuant to Section 2.19(e)).

12.2 Replacement of Lenders.

If (i) any Lender requests compensation under Section 3.1, (ii) the Borrower is required to pay any additional amount to any Lender or any governmental authority for the account of any Lender pursuant to Section 3.4 or (iii) any Lender is a Non-Extending Lender pursuant to Section 2.20(b), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.1(b)), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 12.1(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from such Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.1 or payments required to be made pursuant to Section 3.4, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE XIII

NOTICES

13.1 Notices.

Except as otherwise permitted by Section 2.14 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (i) in the case of the Borrower or the Administrative Agent, at its address or facsimile number set forth on Schedule V, (ii) in the case of any Lender, at its address or facsimile number specified in its Administrative Questionnaire or (iii) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower in accordance with the provisions of this Section 13.1. Each such notice, request or other communication shall be effective (a) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (b) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (c) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that notices to the Administrative Agent under Article II shall not be effective until received.

13.2 Change of Address.

The Borrower, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XIV

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Administrative Agent and the Lenders and each party has notified the Administrative Agent by facsimile transmission or telephone that it has taken such action.

ARTICLE XV

OTHER AGENTS

No Lender identified on the cover page, the signature pages or otherwise in this Agreement, or in any document related hereto, as being the “Syndication Agent” or a

“Co-Documentation Agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement in such capacity other than those applicable to all Lenders. Each Lender acknowledges that it has not relied, and will not rely, on the Syndication Agent or any Co-Documentation Agent in deciding to enter into this Agreement or in taking or refraining from taking any action hereunder or pursuant hereto.

ARTICLE XVI

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

16.1 CHOICE OF LAW.

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

16.2 CONSENT TO JURISDICTION.

THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY ISSUER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK CITY, NEW YORK.

16.3 WAIVER OF JURY TRIAL.

THE BORROWER, THE ADMINISTRATIVE AGENT, EACH LENDER AND EACH ISSUER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO,

OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

ARTICLE XVII

TERMINATION OF EXISTING CREDIT FACILITY

Lenders which are parties to the Existing Credit Facility (and which constitute “Required Lenders” under and as defined in the Existing Credit Facility) hereby waive any advance notice requirement for terminating the commitments under the Existing Credit Facility, and the Borrower and the applicable Lenders agree that the Existing Credit Facility and the commitments thereunder shall be terminated on the date hereof (except for any provisions thereof which by their terms survive termination thereof).

IN WITNESS WHEREOF, the Borrower, the Lenders, the Issuers and the Agents have executed this Agreement as of the date first above written.

GREAT PLAINS ENERGY INCORPORATED By: /s/Michael W. Cline Name: Michael W. Cline Title: Treasurer and Chief Risk Officer

BANK OF AMERICA, N.A., as Administrative Agent By: /s/Kevin Wagley Name: Kevin Wagley Title: Senior Vice President

BANK OF AMERICA, N.A., as an Issuer and as a Lender By: /s/Kevin Wagley Name: Kevin Wagley Title: Senior Vice President

JPMORGAN CHASE BANK, N.A., as Syndication Agent, as an Issuer and as a Lender By: /s/Nancy R. Barwig Name: Nancy R. Barwig Title: Vice President

BNP PARIBAS, as a Lender By: /s/Francis J. Delaney Name: Francis J. Delaney Title: Managing Director By: /s/Andrew Platt Name: Andrew Platt Title: Director

THE BANK OF TOKYO-MITSUBISHI UFJ, LIMITED, CHICAGO BRANCH, as a Lender By: /s/Tsuguyuki Umene Name: Tsuguyuki Umene Title: Deputy General Manager

WACHOVIA BANK N.A., as a Lender By: /s/Allison Newman Name: Allison Newman Title: Vice President

BANK OF NEW YORK, as a Lender By: /s/John-Paul Marotta Name: John-Paul Marotta Title: Managing Director

KEYBANK NATIONAL ASSOCIATION, as a Lender By: /s/Keven D. Smith Name: Keven D. Smith Title: Senior Vice President

THE BANK OF NOVA SCOTIA, as a Lender By: /s/Thane Rattew Name: Thane Rattew Title: Managing Director

UMB BANK, N.A., as a Lender By: /s/Robert P. Elbert Name: Robert P. Elbert Title: Senior Vice President

COMMERCE BANK, N.A., as a Lender By: /s/R. David Emley, Jr. Name: David Emley, Jr. Title: Vice President